Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Equity Participation Plan of Oil States International, Inc. of our reports dated February 19, 2008, with respect to the consolidated financial statements of Oil States International, Inc., and the effectiveness of internal control over financial reporting of Oil States International, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
July 30, 2008